Exhibit 99.1
EPAM Acquires Jointech, Expands China-Based Delivery Capabilities

Newtown, PA – April 30, 2014 - EPAM Systems, Inc. (NYSE:EPAM), a leading provider of product development and complex software engineering solutions, announced it has acquired Joint Technology Development Limited (“Jointech”), a company providing strategic technology services to multi-national organizations in Investment Banking, Wealth and Asset Management.
“Since 2007, Jointech professionals in Shenzhen and Hong Kong have delivered specialized solutions tailored to the needs of Investment Banks and Wealth Managers. Our engineering center in Shenzhen is world-class. Our 7-year presence in the region and extensive track record serving global investment banks combines well with EPAM’s deep service portfolio and scaled delivery platform across Eastern Europe and other regions. We are very pleased to benefit from EPAM’s expertise as we build together in APAC and create an integrated global platform for our multinational clients.” said John Cestar, co-founder of Jointech.
Arkadiy Dobkin, CEO and President of EPAM added, “We are very excited about Jointech becoming a part of EPAM. This acquisition will help EPAM both cover the needs of our Banking clients in growing markets, such as South East Asia, and significantly expand EPAM China, Honk Kong, and Singapore footprint to serve large global customers across all of the other EPAM verticals.”
About EPAM Systems
Established in 1993, EPAM Systems, Inc. (NYSE: EPAM), is recognized as a leader in software product development by independent research agencies. Headquartered in the United States, EPAM employs approximately 9,800 professionals and serves clients worldwide utilizing its award-winning Central and Eastern European global delivery platform and its locations in 17 countries throughout North America, Europe, and Asia. EPAM was ranked by Forbes as #6 among America’s 25 Fastest-Growing Tech Companies and #2 among the Fast-Growing Tech Stars.
For more information, please visit www.epam.com.
About Joint Technology Development Limited
Joint Technology Development Limited is a company providing strategic technology development, analytics and business process capabilities from Shenzhen, China to Global Investment banking and asset management industry.
For more information, please visit www.jointechdev.com.
Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:
EPAM Systems, Inc.
Anthony J. Conte, Chief Financial Officer
Phone: +1-267-759-9000 x64588
Fax: +1-267-759-8989
E-Mail: investor_relations@epam.com